RLHC NAMES DOUGLAS L. LUDWIG AS CHIEF FINANCIAL OFFICER

SPOKANE, Wash., March 1, 2017 (GLOBE NEWSWIRE) -- RLHC (Red Lion Hotels Corporation) (NYSE:RLH) announced today the appointment of Douglas L. Ludwig as its new Executive Vice President, Chief Financial Officer and Treasurer. We expect Mr. Ludwig, a Canadian citizen, to join us by the end of March after he completes the U.S. work authorization process. Mr. Ludwig will succeed interim Chief Financial Officer, David Wright, who will resume his role as the company’s Vice President of Accounting, Tax & External Reporting on Mr. Ludwig's start date.

Mr. Ludwig was most recently Chief Financial Officer with Baha Mar Resorts Limited, for the past ten years. Baha Mar is a $3.5 billion new resort and casino project in Nassau, Bahamas. Prior to his time at Baha Mar, Mr. Ludwig served for over twenty years in various accounting, financial and strategic roles at Four Seasons Hotels Inc., including 13 years as Chief Financial Officer. Mr. Ludwig was responsible for all financial aspects of the company as well as leading the strategic initiative in transforming Four Seasons from a real estate intensive lodging model to an asset light services and brand value business. Mr. Ludwig’s career began with KPMG where he advanced to senior audit manager prior to joining Four Seasons in 1984.

“We are very excited to have Doug join RLHC as our new CFO. Doug is a seasoned lodging veteran with over three decades of experience who will provide valuable insights as we continue to grow our platform. His experience with Four Seasons’ asset light transformation is highly complementary to the initiatives we have put in place at RLHC. We expect that his deep experience as a lodging CFO will help to ensure that our systems and financial controls are best in class to support our expanding enterprise,” said RLHC President and Chief Executive
Officer Greg T. Mount.

Mr. Mount continued, “We would also like to thank David Wright for all of his hard work as interim CFO during this transition period. David and his team have worked tirelessly to ensure that our financial reporting function ran smoothly during this time. He is a valuable member of the team and will be instrumental in supporting Doug as he integrates with RLHC.”

About RLHC:
Red Lion Hotels Corporation, established in 1959, is an international hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, GuestHouse, Settle Inn, Vantage Hotels, Americas Best Value Inn, Canadas Best Value Inn, Lexington by Vantage, America’s Best Inns & Suites, Country Hearth Inns, Jameson Inn, Signature Inn and 3 Palms Hotels & Resorts brands. The company also owns and operates an entertainment and event ticket distribution business under the brand name TicketsWest. For more information, please visit the company's website at www.rlhco.com.

Social Media:

www.Facebook.com/RedLionHotels
http://www.Twitter.com/RedLionHotels
www.Instagram.com/RedLionHotels
www.LinkedIn.com/company/rlhco
Investor Relations Contact

Evelyn Infurna
O: 203-682-8265
Investor.Relations@redlion.com